CONTACT:	Brian J. Begley
Investor Relations
Atlas America, Inc.
1845 Walnut Street - Suite 1000
Philadelphia, PA 19103
215/546-5005
215/546-5388 (facsimile)

ATLAS AMERICA, INC.
REPORTS RECORD PRODUCTION AND OPERATING RESULTS
FOR THE QUARTER ENDED JUNE 30, 2006

Philadelphia, PA - August 3, 2006, Atlas America, Inc. (NASDAQ: ATLS) (“ATLS” or the “Company”) reported net income of $10.1 million for the quarter ended June 30, 2006 as compared with $6.4 million for the prior year comparable quarter, an increase of $3.7 million or approximately 57%. Diluted earnings per share were $0.50 for the quarter, an increase of $0.18, or approximately 56%, from the prior year comparable quarter. Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”), a non-GAAP measure, were a record $35.2 million for the quarter ended June 30, 2006 compared with $23.1 million for the prior year comparable quarter, an increase of $12.1 million or approximately 52%. The increase in net income and EBITDA reflected significant growth in production volumes and realized commodity prices, well construction and completion revenues, well service fees, and improved operating results from our pipeline subsidiary, Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”). Total revenues reached $164.4 million for the quarter ended June 30, 2006, an approximate 30% increase from the prior year comparable quarter.

Additionally during the quarter, the Company undertook the following important strategic initiatives:

•
On July 28, 2006, the Company's E&P division, Atlas Energy Resources, LLC, filed a registration statement with the Securities and Exchange Commission for an initial public offering of 5,750,000 common units. After the offering, the Company will retain approximately 83% of the limited partner units and all net proceeds will be paid to the Company.

•
On July 26, 2006, Atlas Pipeline Holdings, L.P. (NYSE: AHD), previously a wholly-owned subsidiary of the Company, issued 3,600,000 common units, representing a 17.1% ownership interest, in an initial public offering at a price of $23.00 per unit. The underwriters have been granted a 30-day option to purchase up to an additional 540,000 common units. Substantially all of the net proceeds from this offering, approximately $77 million, have been paid to the Company.

“We are very pleased with our operating results for the quarter, most notably our 19% increase in natural gas production volumes to 25.3 mmcf per day, which is a record for the Company,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Company. “We have recently finalized our largest syndication funding program to date of approximately $148 million.  Additionally, we completed the initial public offering of Atlas Pipeline Holdings and filed a registration statement with the SEC to sell a portion of our interest in Atlas Energy. We believe these transactions provide significant value to our shareholders.”

Other Significant Developments

Atlas America

On June 15, 2006, the Company’s Board of Directors approved the change of the Company’s year end to December 31 from September 30. On July 24, 2006, the Company filed a transition report on Form 10-Q for the quarter ended December 31, 2005 pursuant to Rule 13a-10 of the Securities and Exchange Commission for transition period reporting. The year-to-date numbers in this press release correspond to the Company’s new year end of December 31. The Company will file its next Form 10-K for the year ended December 31, 2006 on or before March 16, 2007.

On April 27, 2006, the Company increased its revolving credit facility from $75 million to $200 million with a syndicate of banks, with Wachovia Bank, N.A. as the administrative agent and issuing bank. This facility now has a borrowing base of $150 million. Borrowings under the facility are collateralized by substantially all of the assets of the Company and the other subsidiary guarantors. The credit facility’s term was extended through April 2011. At June 30, 2006 the Company had no outstanding borrowings and had $1.5 million in letters of credit issued under the facility.

Atlas Pipeline

On May 2, 2006, Atlas Pipeline acquired the remaining 25% equity ownership interest in NOARK from Southwestern Energy Pipeline Company, a wholly-owned subsidiary of Southwestern Energy Company (NYSE: SWN), for total net consideration of $65.5 million, consisting of $69.0 million in cash to the seller, less the seller’s interest in NOARK’s working capital (including cash on hand and net payables to the seller) at the date of acquisition of $3.5 million, which was funded through borrowings under Atlas Pipeline’s credit facility. Atlas Pipeline acquired its initial 75% ownership in NOARK in October 2005.

Subsequent to Atlas Pipeline’s May 2, 2006 acquisition and initial funding under its credit facility, Atlas Pipeline completed the following transactions to refinance these borrowings:

•
On May 12, 2006, Atlas Pipeline (a) issued $35.0 million of additional senior unsecured notes due 2015 in a private placement at 103% of par value, with a resulting effective yield of approximately 7.6%, for net proceeds of $36.7 million, including accrued interest and net of the initial purchaser’s discount and other transaction costs, and (b) sold 500,000 common units to Wachovia Securities, which offered the common units to public investors. The common units, which were issued under Atlas Pipeline’s previously filed shelf registration statement, resulted in net proceeds of approximately $19.8 million after underwriting fees and other transaction costs. As of June 30, 2006, Atlas Pipeline had 13,049,266 common limited partnership units outstanding.

•
On May 19, 2006, Atlas Pipeline sold an additional 10,000 6.5% cumulative convertible preferred units to Sunlight Capital Partners for $10.0 million, pursuant to Atlas Pipeline’s right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight. Terms of this issuance are similar to those for the issuance of the initial 30,000 preferred units on March 13, 2006, including that the units are entitled to receive dividends of 6.5% per annum commencing on March 13, 2007. As of June 30, 2006, Atlas Pipeline had 40,000 $1,000 par value cumulative convertible preferred limited partnership units outstanding.

Atlas Pipeline Holdings

Concurrent with the completion of its initial public offering on July 26, 2006, Atlas Pipeline Holdings entered into a $50.0 million revolving credit facility with Wachovia Bank, National Association, as administrative agent and issuing bank, and a syndicate of banks. The credit facility matures in April 2010.

Well Construction and Completion

•	Revenues generated by our well drilling segment increased by approximately 26% compared to the similar quarter last year.

•	The Company has completed fundraising for the Public #15-2006B program, which totals approximately $148 million and is by far the largest investor program in the Company’s history.

Acreage

•
Overall, the Company had approximately 491,000 net acres at June 30, 2006, an increase of 7% from the net acreage position at June 30, 2005. Additionally, the Company has a joint venture with Knox Energy, which provides an opportunity to drill 300 sites on approximately 200,000 acres in the state of Tennessee through June 2007.

•	Undeveloped acreage at June 30, 2006 was approximately 286,700 net acres, up approximately 12% from the net acreage position at June 30, 2005, exclusive of the joint venture with Knox Energy.

•	The Company has currently identified approximately 3,000 geologically favorable sites for additional well drilling.

Wells & Production

•	The Company had interests in approximately 6,900 gross wells at June 30, 2006, an increase of approximately 11% from June 30, 2005, and operates approximately 85% of these wells.

•
Natural gas production was 25.3 million cubic feet (“mmcf”) per day for the three months ended June 30, 2006, an increase of 4.1 mmcf per day or approximately 19% from the prior year comparable period.

Transmission, Gathering and Processing

•
Transmission, gathering and processing revenues, which principally include the results of Atlas Pipeline, increased to $103.5 million for the quarter ended June 30, 2006, an increase of over 28% from the prior year period.

•	Total transportation volumes were 644.1 mmcf per day for the quarter ended June 30, 2006, an increase of approximately 73% from the comparable prior year period.

•
Cash distributions for the quarter ended June 30, 2006 declared by Atlas Pipeline were $15.1 million, including $5.4 million of distributions associated with the Company’s general partner and limited partner interests, an approximate 59% increase from the comparable prior year period.

Corporate and Other

•
General and administrative expenses, including amounts reimbursed to affiliate, increased to $8.8 million for the quarter ended June 30, 2006 resulting from expenses associated with Atlas Pipeline’s expansion of its Mid-Continent operations and non-cash compensation and the growth in the Company’s drilling partnership fund raising programs. Comparable prior year amounts were reduced by reimbursements from the Company’s drilling partnerships which are now recorded within revenue in accordance with a change in its drilling agreement.

•
Interest expense increased to $6.8 million for the quarter ended June 30, 2006 due to borrowings associated with Atlas Pipeline’s acquisitions. The majority of the interest expense this quarter relates to Atlas Pipeline’s borrowings, which are solely obligations of Atlas Pipeline.

Atlas America, Inc. is an energy company engaged primarily in the development, production and transportation of natural gas. In the Appalachian Basin, the company develops and produces natural gas for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns 100% of the general partner interest and an approximate 13% limited partner interest in Atlas Pipeline Partners, L.P. (NYSE: APL). For more information, please visit our website at www.atlasamerica.com, or contact investor relations at bbegley@atlasamerica.com.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 2,565 miles of intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates two gas processing plants and a treating facility in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is the parent company of Atlas Pipeline Partners, L.P.'s general partner and owner of 1,641,026 units of limited partner interest of APL. For more information, visit our website at www.atlaspipelineholdings.com or contact investor relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

REVENUES
Well construction and completion	$33,805	$26,749	$84,688	$68,200
Gas and oil production	21,942	16,051	44,808	30,010
Transmission, gathering and processing	103,489	80,832	216,124	124,073
Administration and oversight	1,750	-	4,656	-
Well services	3,386	2,422	6,152	4,772
	164,372	126,054	356,428	227,055

COSTS AND EXPENSES
Well construction and completion	29,394	23,259	73,640	59,303
Gas and oil production and exploration	732	1,962	4,941	3,875
Transmission, gathering and processing	83,339	70,485	174,776	107,947
Well services	2,022	1,293	3,788	2,609
General and administrative	8,522	4,709	18,723	6,203
Net expense reimbursement - affiliate	281	145	696	389
Depreciation, depletion and amortization	10,614	6,506	20,716	11,287
	134,904	108,359	297,280	191,613

OPERATING INCOME	29,468	17,695	59,148	35,442

OTHER INCOME (EXPENSE)
Interest expense	(6,795)	(4,580)	(13,516)	(6,203)
Minority interest in Atlas Pipeline Partners, L.P.	(4,711)	(1,247)	(10,966)	(3,747)
Other, net	(204)	145	1,125	(172)
	(11,710)	(5,682)	(23,357)	(10,122)

Income before income taxes	17,758	12,013	35,791	25,320
Provision for income taxes	7,658	5,569	14,330	10,360
Net income	$10,100	$6,444	$21,461	$14,960

Net income per common share - basic
Net income per common share - basic	$.51	$.32	$1.08	$.75
Weighted average common shares outstanding	19,925	20,000	19,963	20,000

Net income per common share - diluted
Net income per common share - diluted	$.50	$.32	$1.05	$.75
Weighted average diluted common shares outstanding	20,368	20,009	20,410	20,008

ATLAS AMERICA, INC.
FINANCIAL INFORMATION

	June 30,	December 31,
	2006	2005
BALANCE SHEET DATA:
Cash and cash equivalents	$21,088	$55,155
Property and equipment, net	716,236	658,347
Total assets	1,106,819	1,056,180
Total debt	286,308	298,781
Total stockholders’ equity	146,509	132,850

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Reconciliation of net income to EBITDA(1):	2006	2005	2006	2005
Net income	$10,100	$6,444	$21,461	$14,960

Plus:
Interest expense	6,795	4,580	13,516	6,203
Provision for income taxes	7,658	5,569	14,330	10,360
Depreciation, depletion and amortization	10,614	6,506	20,716	11,287
EBITDA	$35,167	$23,099	$70,023	$42,810

(1)
EBITDA is a non-GAAP financial measure under the rules of the Securities and Exchange Commission ("SEC"). Management of the Company believes that EBITDA provides additional information with respect to the Company's ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure by commercial banks, investment bankers, rating agencies and investors in evaluating an entity's performance relative to its peers. It is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company's financial covenants under its credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

ATLAS AMERICA, INC.
FINANCIAL INFORMATION (cont.)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Production revenues (in thousands):
Gas (1)	$19,436	$13,934	$39,929	$26,219
Oil	$2,469	$2,106	$4,834	$3,753

Production volume:
Gas (mcf/day) (1) (3)	25,317	21,214	23,104	20,269
Oil (bbls/day)	407	461	415	434
Total (mcfe/day) (3)	27,759	23,980	25,594	22,873

Average sales prices:
Gas (per mcf) (3)	$8.44	$7.22	$9.55	$7.15
Oil (per bbl) (3)	$66.70	$50.15	$64.38	$47.78

Production costs (2):
As a percent of production revenues	10%	12%	9%	11%
Per mcfe (3) (4)	$.88	$.68	$.89	$.76

Depletion per mcfe (3)	$1.99	$1.34	$1.99	$1.37
   _________________

(1)	Excludes sales of residual gas and sales to landowners.
(2)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.
(3)	“Mcf” means thousand cubic feet, “mcfe” means thousand cubic feet equivalent, and “Bbls” means barrels. Bbls are converted to mcfe using the ratio of six mcfs to one bbl.
(4)
Production costs of $2.2 million and $1.5 million in the three months ended June 30, 2006 and 2005, respectively, and $4.1 million and $3.2 million in the six months ended June 30, 2006 and 2005, respectively, are included in “Gas and oil production and exploration” expense on our statements of income.